Exhibit 99.1

PRESS RELEASE

Liberty Global to Hold Annual Meeting of Shareholders

Englewood, Colorado — June 15, 2009: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB and LBTYK) will be holding its Annual Meeting of Shareholders on Wednesday, June 17, 2009 at 10:00 a.m. Mountain Time at the Marriott Denver South at Park Meadows in Littleton, Colorado. The meeting will be webcast live at www.lgi.com. We intend to archive the webcast under the investor relations section of our website for approximately 30 days. In addition, the meeting will be available via teleconference:

(866) 543-6408	Domestic
(617) 213-8899	International
70936542	Pin

Please dial in to the teleconference 15 minutes prior to the start of the meeting. Following the meeting, a question and answer session will take place. Liberty Global may make observations concerning its historical operating performance and outlook. While the teleconference and webcast will both broadcast the question and answer session, participants can only ask questions via teleconference as the webcast will be listen-only.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
Molly Bruce	+1.303.220.4202	Bert Holtkamp	+31.20.778.9447
K.C. Dolan	+1.303.220.6686